EXHIBIT 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of this Statement on Schedule 13D including any amendments thereto. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: July 8, 2019

Andrew Lapham

/s/ Andrew Lapham

Northern Private Capital Fund I Limited Partnership

By:	/s/ Andrew Lapham
Name:	Andrew Lapham
Title:	President and CEO

Northern Private Capital Ltd.

By:	/s/ Andrew Lapham
Name:	Andrew Lapham
Title:	President and CEO

CFFI Ventures Inc.

By:	/s/ John Risley
Name:	John Risley
Title:	CEO

John Risley

/s/ John Risley